 EXHIBIT 10.9                                                                                                                                                  Royal Bank of Canada

Business Banking Centre

1 Place Ville-Marie, M-1

Montreal, Quebec H3C 3B5

Private and Confidential

October 26, 2009

Mr. Donald Labonte

President

Rock of Ages Canada Inc.

4, Rock of Ages Street

Stanstead, Quebec

JOB 3E2

Dear Sir:

ROYAL BANK OF CANADA (the "Bank") hereby confirms the credit facilities described below (the "Credit Facilities") subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the "Agreement") This Agreement supersedes and cancels the existing agreement dated May 20, 2008 Any amount owing by the Borrower to the Bank under such previous agreement is deemed to be a Borrowing under this Agreement. Any and all security that has been delivered to the Bank and is set forth as Security below, shall remain in full force and effect, is expressly reserved by the Bank and shall apply in respect of all obligations of the Borrower under the Credit Facilities. Unless otherwise provided, all dollar amounts are in Canadian currency.

BORROWER

Rock of Ages Canada Inc. (the "Borrower")

CREDIT FACILITIES

Facility (1):     $2,500,000 revolving demand facility by way of:

           a)          RBP based loans ("RBP Loans")

Revolve in increments of:	$10,000	Minimum retained balance:	Not Applicable
Revolved by:	Bank	Interest rate (per annum)	RBP + 0.50%

            b)         RBUSBR Based loans in US currency ("RBUSBR Loans")

Revolve in increments of:	$10,000	Minimum retained balance:	Not Applicable
Revolved by:	Bank	Interest rate (per annum)	RBUSBR + 0.50%

            c)         Bankers' Acceptances ("BAs")

Acceptance fee (per annum):	3%

Rock of Ages Canada Inc.                           -2-                                                   October 26, 2009

_____________________________________________________________________________

            d)         Libor based loans in US currency ("Libor Loans")

Interest rate (per annum)	Libor + 1%

e)         Letters of Credit in Canadian currency or US currency maximum $750,000 ("LCS")

Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower's accounts.

Availability

The Borrower may borrow, convert, repay and reborrow up to the amount of this facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict the availability of any unutilized portion at any time and from time to time.

In the event the aggregate Borrowings outstanding under this facility are in excess of $500,000, the aggregate Borrowings outstanding under this facility must not exceed at any time the aggregate of the following less Potential Prior Ranking Claims (the "Borrowing Limit"):

a)   75% of Good Canadian/US Accounts Receivable;

b)   90% of Good EDC Accounts Receivable;

c)   to a maximum of $1,550,000 increasing to $1,880,000 for the months of January to April of each year, 50% of the lesser of cost or net realizable value of Unencumbered Inventory and 25% of the work in progress valued at lesser of cost or net realizable value.

Repayment

Notwithstanding compliance with the covenants and all other terms and conditions of this Agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand.

General Account

The Borrower shall establish current accounts with the Bank in each of Canadian currency and US currency (each a "General Account") for the conduct of the Borrower's day-to-day banking business. The Borrower authorizes the Bank daily or otherwise as and when determined by the Bank, to ascertain the balance of each General Account and:

a)   if such position is a debit balance the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, make available a Borrowing by way of RBP Loans, or RBUSBR Loans as applicable, under this facility;

b)   if such position is a credit balance, where the facility is indicated to be Bank revolved, the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, apply the amount of such credit balance or any part as a repayment of any Borrowings outstanding by way of RBP Loans, or RBUSBR Loans as applicable, under this facility.

Facility (2):     $4,000,000 non-revolving term facility by way of Fixed Rate Term Loans ("FRT Loans") Interest rate (per annum) to be determined

Rock of Ages Canada Inc.                           -3-                                                   October 26, 2009

_____________________________________________________________________________

Availability

The Borrower may borrow up to the amount of this term facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time from time to time.

Repayment

Payment Amount:	To be determined at drawdown	Payment Frequency:	Monthly
Payment Type:	Blended	First payment date:	30 days from drawdown
Repayable in full on:	As selected by the Borrower	Remaining Amortization (months)	72
Amount eligible for prepayment of FRT Loan: 0%

OTHER FACILITIES

The Credit Facilities are in addition to the following facilities (the "Other Facilities"). The Other Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and any such separate agreement, the terms of the separate agreement will govern.

a)   VISA Business to a maximum amount of $75,000;

b)   Foreign Exchange Forward Contracts outstanding from time to time as governed by terms and conditions detailed in attached Schedule "D".

FEES:

One Time Fees: Payable upon acceptance of this Agreement or as agreed upon between the Borrower and the Bank. Negotiation Fee: $10,000

Monthly Fees:

Payable in arrears on the same day of each month.

Monthly Management Fee (margined):  $100 in Canadian currency and $100 in US currency when the aggregate Borrowings outstanding under the facility (1) are in excess of $500,000

Standby Fees:

Standby fee of 0.15% on unutilized portion of Facility (1)

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank (collectively, the "Security"), shall include:

Rock of Ages Canada Inc.                           -4-                                                   October 26, 2009

_____________________________________________________________________________

a)      Assignment under section 427 of the Bank Act (Canada) constituting a first charge on raw materials, goods in process and finished products of the Borrower;

b)      Movable Hypothec without delivery in the amount of $4,000,000 signed by the Borrower constituting a first ranking hypothec in the movable property of the Borrower described as all present and future debt and claims and all present and future assets;

c)      Security agreement (chattel mortgage) signed by the Borrower constituting a first ranking security interest on accounts receivable;

d)      Movable Hypothec without delivery in the amount of $4,000,000 signed by the Borrower constituting a second ranking hypothec in the movable property of the Borrower described as the universality of assets;

e)      Immovable hypothec in the amount of $4,000,000 signed by the Borrower constituting a first ranking security on the lands and improvements located at 4, Rock of Ages, Stanstead, Quebec, 225, Beaudoin Road, Stanstead, Quebec, 279, Montee des Carrieres, Guenette, Quebec and 315, De Cedarville Road, Ogden, Quebec;

f)       Subordination of Claims signed by Rock of Ages Corporation and supported by a directors' resolution.

FINANCIAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility and while any availability exists under any facility which is not a discretionary facility or any Borrowings remain outstanding under any term facility, the Borrower covenants and agrees with the Bank that the Borrower will:

a)   Maintain to be measured as at the end of each fiscal year:

i     Tangible Net Worth of at least $4,500,000 at December 31, 2009;

ii.   a Debt Service Coverage ratio of not less than 1.20 : 1 ending December 31, 2009.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

a)   monthly Borrowing Limit Certificate including reports described therein when borrowings outstanding under Facility (1) are in excess of $500,000 substantially in the form of Schedule "G" signed on behalf of the Borrower by any one of the Chief Executive Officer, the Vice-President Finance, the Treasurer, the Comptroller, the Chief Accountant or any other employee of the Borrower holding equivalent office, within 20 days of each month end;

b)   annual audited financial statements for the Borrower, within 120 days of each fiscal year end;

c)   quarterly in-house financial statements for the Borrower, within 30 days of each fiscal quarter end;

Rock of Ages Canada Inc.                           -5-                                                   October 26, 2009

_____________________________________________________________________________

d)   annual forecasted balance sheet and income and cash flow statements for the Borrower, basis for the next following fiscal year, within 120 days of each fiscal year end;

e)   such other financi

al and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a)      a duly executed copy of this Agreement;

b)      the Security provided for herein, registered, as required, to the satisfaction of the Bank;

c)      such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require;

d)      a short form environmental questionnaire completed by the Borrower in respect of the property located at 315, Cedarville Road, Ogden, Quebec, and for the property located at 279, Montee Des Carrieres, Guenette, Quebec, and containing findings acceptable to the Bank; and

e)      such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally;

f)       all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank

GOVERNING LAW JURISDICTION

Province of Quebec.

Rock of Ages Canada Inc.                           -6-                                                   October 26, 2009

_____________________________________________________________________________

ACCEPTANCE

This Agreement is open for acceptance until December 1, 2009, after which date it will be null and void, unless extended in writing by the Bank.

Royal Bank of Canada

By: /s/ Rosemarie Maide

     Rosemarie Maide, Account Manager

We acknowledge and accept the terms and conditions of this Agreement on this 28th day of December, 2009

ROCK OF AGES CANADA INC.

Per: /s/ Gabriel Ouellet________________________

Name: Gabriel Ouellet

Title: Director of Finance and Operations

Per: ________________________________________

Name:

Title:

I/We have the authority to bind the Borrower.

md\attachments:

Terms and Conditions

Schedules:

▪  Definitions

▪  Calculation and Payment of Interest and Fees

▪  Notice Requirements

▪  Additional Borrowing Conditions

▪  Borrowing Limit Certificate

Rock of Ages Canada Inc.                           -7-                                                   October 26, 2009

_____________________________________________________________________________

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand including, without limitation, an amount equal to the face amount of all LCs and BAs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations.

PREPAYMENT

Where Borrowings are by way of RBP Loans or RBUSBR Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

Where Borrowings are by way of FRT Loans, provided an Event of Default shall not have occurred and be continuing, the Borrower may prepay such Borrowings on a non-cumulative basis up to the percentage, as selected by the Borrower for each FRT Loan, of the outstanding principal balance on the day of prepayment, without fee or premium, once per year during the 12 month period from each anniversary date of the Borrowing Prepayments greater than the amounts provided for herein may be made only with the prior written consent of the Bank and will be subject to a prepayment fee determined by the Bank, in its sole discretion.

The prepayment of any Borrowings under a term facility and/or any term loan will be made in the reverse order of maturity.

EVIDENCE OF INDEBTEDNESS

The Bank shall maintain accounts and records (the "Accounts") evidencing the Borrowings made available to the Borrower by the Bank under this Agreement The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the

Rock of Ages Canada Inc.                           -8-                                                   October 26, 2009

_____________________________________________________________________________

Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:

a)    will pay all sums of money when due under the terms of this Agreement;

b)   will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security, or in the case of any term facility, an Event of Default;

c)   will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

d)   will give the Bank 30 days prior notice in writing of any intended change in its ownership structure and it will not make or facilitate any such changes without the prior written consent of the Bank;

e)   will comply with all Applicable Laws, including, without limitation, all Environmental Laws;

f)   will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

g)   will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;

h)   will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;

i)    will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets;

j)    except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

k)   will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

Rock of Ages Canada Inc.                           -9-                                                   October 26, 2009

_____________________________________________________________________________

l)    will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

m)  will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

n)  will permit the Bank or its representatives, from time to time, to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of the Borrower's records or other information and discuss the Borrower's affairs with the auditors, counsel and other professional advisers of the Borrower;

o)   will not use the proceeds of any Credit Facility for the benefit or on behalf of any Person other than the Borrower.

EXPENSES, ETC.

The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement. The Borrower also agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with preparation, negotiation and documentation of this Agreement and any Security and the operation, enforcement or termination of this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility under the Credit Facilities is repaid or prepaid other than on its Maturity Date. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any Event of Default or breach of any term or condition of this Agreement or any Security by the Borrower or any Guarantor if applicable (whether or not constituting an Event of Default), ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS

No amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security shall operate as a waiver thereof. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower's account.

Rock of Ages Canada Inc.                          -10-                                                  October 26, 2009

_____________________________________________________________________________

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles in effect from time to time, applied on a consistent basis from period to period. Any change in accounting principles or the application of accounting principles, including, without limitation, the use of differential reporting (or any changes to the selection of differential reporting options) is only permitted with the prior written consent of the Bank.

SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME

The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF

The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

Rock of Ages Canada Inc.                          -11-                                                  October 26, 2009

_____________________________________________________________________________

NOTICES

Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower's business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower's address.

CONSENT OF DISCLOSURE

The Borrower hereby grants permission to any Person having information in such Person's possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER

The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL

Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person.

LIFE AND DISABILITY INSURANCE

The Borrower acknowledges that the Bank has offered it insurance on the Borrowings under Business Loan Insurance Plan Policy 51000 ("Policy") issued by Sun Life Assurance Company of Canada to the Bank and the Borrower hereby waives this offer or acknowledges it is ineligible for this offer and acknowledges that Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

If there are any discrepancies between the insurance information above, and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.

Business Loan Insurance Plan premiums, if applicable, are taken with your scheduled loan payments. In the case of blended payments of principal and interest, as premiums fluctuate based on various factors such as, by way of example, the age of the insured and changes to the insured loan balance, a part of the premium payment may be deducted and taken from the scheduled blended loan payment with the result that the amortization period may increase in the case of any such loan to which this coverage applies. Refer to the Business Loan Insurance Plan application (form 3460 Eng or 53460 Fr) for further explanation and disclosure.

Rock of Ages Canada Inc.                          -12-                                                  October 26, 2009

_____________________________________________________________________________

COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

EMAIL AND FAX TRANSMISSION

The Bank is entitled to rely on any report or certificate provided to the Bank by the Borrower or any Guarantor as applicable, by way of email or fax transmission as though it were an originally signed document. The Bank is further entitled to assume that any communication from the Borrower received by email or fax transmission is a reliable communication from the Borrower.

REPRESENTATIONS AND WARRANTIES

The Borrower, represents and warrants to the Bank that:

a)    if it is a corporation, it is duly incorporated, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located;

b)   the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

c)   no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default or a breach of any covenant or other term or condition of this Agreement or any Security;

d)   there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and

e)   it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein.

Representations and warranties are deemed to be repeated as at the time of each Borrowing.

LANGUAGE

The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressement demande que la presente convention et tous les documents y afferents, y compris les avis, soient rediges en langue anglaise.

Rock of Ages Canada Inc.                          -13-                                                  October 26, 2009

_____________________________________________________________________________

WHOLE AGREEMENT

This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EVENTS OF DEFAULT

Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an "Event of Default" which shall entitle the Bank, in its sole discretion, to cancel any Credit Facilities, demand immediate repayment in full of any amounts outstanding under any term facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term facility, and to realize on all or any portion of any Security:

a)   failure of the Borrower to pay any principal, interest or other amount when due pursuant to this Agreement;

b)   failure of the Borrower, or any Guarantor if applicable, to observe any covenant, condition or provision contained in this Agreement or in any documentation relating hereto or to the Security;

c)   the Borrower, or any Guarantor if applicable, is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

d)   if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or any Guarantor if applicable, or to have the Borrower, or any Guarantor if applicable, declared bankrupt or wound up, or to have a receiver appointed for any part of the assets or operations of the Borrower, or any Guarantor if applicable, or if any encumbrancer takes possession of any part thereof;

e)   if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower, or any Guarantor if applicable;

f)    if any representation or warranty made by the Borrower, or any Guarantor if applicable, under this Agreement or in any other document relating hereto or under any Security shall be false in any material respect; or

g)   if the Borrower, or any Guarantor if applicable, defaults in the payment of any other indebtedness, whether owing to the Bank or to any other Person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated

Should the Bank demand immediate repayment in full of any amounts outstanding under any term facility due to an Event of Default, the Borrower shall immediately repay all principal sums outstanding under such facility and all other obligations in connection with any such term facility including, without limitation, an amount equal to the face amount of all LCs and BAs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings.

Rock of Ages Canada Inc.                          -14-                                                  October 26, 2009

_____________________________________________________________________________

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any Applicable Law or the interpretation thereof.

JUDGEMENT CURRENCY

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

Schedule A

_____________________________________________________________________________________________

Schedule "A" to the Agreement dated October 26, 2009, between Rock of Ages Canada Inc., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

"Applicable Laws" means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

"Bankers' Acceptance" or "BA" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

"Borrowing" means each use of a Credit Facility and all such usages outstanding at any time are "Borrowings";

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada, and when used in connection with a BA or Libor Loan, a "Business Day" also excludes any day which shall be a legal holiday or a day on which banking institutions are closed in Toronto, Ontario or in the province where the Borrower's accounts are maintained;

"Banking Day" means a Business Day on which dealings in US currency deposits may be carried on by and between leading Banks in the London Interbank Market;

"Canadian/US Accounts Receivable" means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in the US or Canada;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"Debt Service Coverage" means, for any fiscal period, the ratio of EBITDA to the total of Interest Expense and scheduled principal payments (made and/or to be made within the fiscal period being reviewed) in respect of Funded Debt;

"EBITDA" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

"EDC Accounts Receivable" means trade accounts receivable of the Borrower, where the payment has been insured by Export Development Canada ("EDC"), and the Bank has been provided with a duly executed Direction to Pay on EDC Form E-6 supported by a copy of the applicable insurance policy and any renewals thereof;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture,

Schedule A

_____________________________________________________________________________________________

construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Equity" means the total of share capital, (excluding preferred shares redeemable within one year) contributed surplus and retained earnings plus Postponed Debt;

"Equivalent Amount" means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

"Funded Debt" means, at any time for the fiscal period then ended, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, but excluding Postponed Debt;

"Good Canadian/US Accounts Receivable" means Canadian/US Accounts Receivable excluding EDC Accounts Receivable and excluding (i) the entire amount of accounts, any portion of which is outstanding more than 120 days after billing date, provided that the under 120 day portion may be included where the over 120 day portion is less than 15% of the amount of accounts, or where the Bank has designated such portion as nevertheless good] (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

"Good EDC Accounts Receivable" means EDC Accounts Receivable, excluding (i) the entire amount of accounts, any portion of which is outstanding more than 120 days after billing date, provided that the under 120 day portion may be included where the over 120 day portion is less than 15% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

"Guarantor" means any Person who has guaranteed the obligations of the Borrower under this Agreement;

"Interest Determination Date" means, with respect to a Libor Loan, the date which is 2 Banking Days before the first day of the Libor Interest Period applicable to such Libor Loan;

"Interest Expense" means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances;

"Letter of Credit" or "LC" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

Schedule A

_____________________________________________________________________________________________

"Libor" means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of such Libor Interest Period, for a period equal to each such Libor Interest Period, such deposits being in US currency of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 am. (Toronto time) on the Interest Determination Date;

"Libor Interest Date" means with respect to any Libor Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period;

"Libor Interest Period" means, with respect to any Libor Loan, the initial period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 6 months as selected by the Borrower and notified to the Bank by written notice) or such shorter or longer period as the Bank in its sole discretion shall make available commencing on the date on which such Libor Loan is made or another method of Borrowing is converted to a Libor Loan, as the case may be, and thereafter, while such Libor Loan is outstanding, each successive period (subject to availability) of 1 month (or longer whole multiples of 1 month to and including 6 months, as selected by the Borrower and notified to the Bank by written notice) commencing on the last day of the immediately preceding Libor Interest Period;

"Maturity Date" means the date on which a facility is due and payable in full;

"Permitted Encumbrances" means, in respect of the Borrower:

a)   liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business; and

b)  Security granted in favour of the Bank;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof including Canada Revenue Agency, and any other incorporated or unincorporated entity;

"Postponed Debt" means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

"RBP" and "Royal Bank Prime" each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

Schedule A

_____________________________________________________________________________________________

"RBUSBR" and "Royal Bank US Base Rate" each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"Tangible Net Worth" means the total of Equity less intangibles, deferred charges, leasehold improvements, deferred tax credits and unsecured advances to related parties. For the purpose hereof, intangibles are assets lacking physical substance;

"Unencumbered Inventory" means finished goods raw materials raw materials and finished goods inventory of the Borrower which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank's security including, without limitation, rights of unpaid suppliers under the Bankruptcy and Insolvency Act, Canada, to repossess inventory within 30 days after delivery;

"US" means United States of America.

Schedule B

_____________________________________________________________________________________________

Schedule "B" to the Agreement dated October 26, 2009, between Rock of Ages Canada Inc., as Borrower, and Royal Bank of Canada, as the Bank

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law.

OVERDUE PAYMENTS

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency if applicable, RBUSBR plus 5% per annum. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans if applicable, divided by 360.

TIME AND PLACE OF PAYMENT

Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS AND RBUSBR LOANS

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 21st day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

LETTER OF CREDIT FEES

The Borrower shall pay a LC fee on the date of issuance of any LC calculated on the face amount of the LC issued, based upon the number of days in the term and a year of 365 days. If applicable, fees for LCs issued in US currency shall be paid in US currency and fees for LCs issued in any other approved currency shall be paid in Canadian currency.

Schedule B

_____________________________________________________________________________________________

BANKERS ACCEPTANCES

The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this Agreement Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

LIBOR LOANS

The Borrower shall pay interest on each Libor Loan, on each Libor Interest Date, calculated in arrears. Such interest will accrue daily and shall be calculated on the basis of the actual number of days elapsed during the applicable Libor Interest Period divided by 360.

FRT LOANS

The Borrower shall pay interest on each loan in arrears at the applicable rate on such date as agreed upon between the Bank and the Borrower Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

STANDBY FEES

The fee will be calculated in arrears, paid as per the frequency indicated in the Fees section of this Agreement and will accrue daily on the unutilized and uncancelled portion of the amount of the applicable facility from and including the date of acceptance of this Agreement.

Schedule C

_____________________________________________________________________________________________

Schedule "C" to the Agreement dated October 26, 2009, between Rock of Ages Canada Inc., as Borrower, and Royal Bank of Canada, as the Bank.

NOTICE REQUIREMENTS

Notice Requirements for BAs:

Amount	Prior Notice
Up to but not including $50,000,000 $50,000,000 and over	By 10:00 a.m. Eastern Standard Time on the day of Borrowing By 12.00 a.m. Eastern Standard Time, 1 Business Day prior to the day of Borrowing

Notice Requirements for Libor Loans:

Amount	Prior Notice !fit
Under $10,000,000 in US currency and up to 1 year rollovers $10,000,000 and over in US currency and up to 1 year rollovers	By 10:00 a.m. Eastern Standard Time on the Interest Determination Date By 12:00 a.m. Eastern Standard Time, 1 Banking Day prior to the Interest Determination Date

Schedule D

_____________________________________________________________________________________________

Schedule "D" to the Agreement dated October 26, 2009, between Rock of Ages Canada Inc.., as Borrower, and Royal Bank of Canada, as the Bank

ADDITIONAL BORROWING CONDITIONS

BAs:

Borrowings made by way of BAs will be subject to the following terms and conditions:

a)   BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $1,000 for terms of not less than 30 and not more than 365 days;

b)   the Bank may, in its sole discretion, refuse to accept the Borrower's drafts or limit the amount of any BA issue at any time;

c)   notwithstanding any other provision of this Agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

d)   any BA issued under a term facility must have a maturity on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e)   prior to the issue of any BA the Borrower shall execute the Bank's standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this Agreement and the terms of the Bank's standard form of undertaking and agreement, the terms of this Agreement shall govern.

LCs or LGs:

Borrowings made by way of LCs or LGs will be subject to the following terms and conditions:

a)   each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

b)   at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

c)   an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained;

d)   any LC or LG issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e)   if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

FRT Loans:

Borrowings made by way of FRT Loans will be subject to the following terms and conditions:

Schedule D

_____________________________________________________________________________________________

a)   the Borrower shall select an amount eligible for prepayment of 10% or 0% for each new FRT Loan prior to the advance of such FRT Loan;

b)   each FRT Loan shall be in an amount not less than $10,000; (in Canadian Currency);

c)   each FRT Loan shall have a term as outlined in the applicable repayment section of each corresponding credit facility, provided that the maturity date of any FRT Loan issued under any term facility shall not extend beyond the Maturity Date of the term facility;

d)   each FRT Loan shall have a minimum term of 1 year; and

e)    FRT Loans may not be used to finance working capital requirements.

Libor Loans:

Borrowings made by way of Libor Loans will be subject to the following terms and conditions:

a)   Libor Loans shall be issued and mature on a Banking Day and shall be made in minimum amounts of $500 000 in US currency for terms of not less than 30 days and not more than 360 days,

b)   if the Borrower fails to select and to notify the Bank of the Libor Interest Period applicable to any Libor Loan, the Borrower shall be deemed to have selected a 3 month Libor Interest Period;

c)   if the Bank so requests, the Borrower shall enter into a Hedge Contract to hedge the principal and interest of each Libor Loan against the risk of currency and exchange rate fluctuations. "Hedge Contract" means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

d)   the Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of:

i)  repayments, prepayments, conversions, rollovers or cancellations of a Libor Loan other than on the last day of the Libor Interest Period applicable to such Libor Loan, or

ii)  failure to draw down a Libor Loan on the first day of the Libor Interest Period selected by the Borrower, and

 e)   if the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:

i)  adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

ii)  the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market,

Schedule D

_____________________________________________________________________________________________

iii)  deposits in US currency are not available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make or maintain a Libor Loan during such Libor Interest Period, or

iv)  the cost to the Bank of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Bank thereof or the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan, then the Bank shall promptly notify the Borrower of such determination and the Borrower shall, prior to the next Interest Determination Date, notify the Bank as to the basis of Borrowing it has selected in substitution for such Libor Loan If the Borrower does not so notify the Bank, such Libor Loan will automatically be converted into an RBUSBR Loan on the expiry of the then current Libor Interest Period.

FEF Contracts

"Foreign Exchange Forward Contract" or "FEF Contract" means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

At the Borrower's request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

a)   the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

b)  the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

c)  in the event of demand for payment under the Agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank's determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower's obligations to the Bank under the Agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower's obligations to the Bank under the Agreement and secured by the Security;

d) the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

e)  any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

Schedule D

_____________________________________________________________________________________________

f)   in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower's obligations to the Bank in respect of FEF Contracts.